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                                                              Exhibit 99.B.23(j)


CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated July 23, 2004 on the financial statements and the financial highlights of McMorgan Principal Preservation Fund, McMorgan Intermediate Fixed Income Fund, McMorgan Fixed Income Fund, McMorgan High Yield Fund, McMorgan Balanced Fund, and McMorgan Equity Investment Fund, each a series of shares of beneficial interest of McMorgan Funds. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of McMorgan Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
October 8, 2004